Exhibit 99.1

SUMMARY

The following table sets forth information regarding combined net production of oil, NGL, and natural gas and certain price and cost information attributable to our properties for each of the periods presented:

	Pro Forma(1)	Historical
	Twelve Months Ended March 31,	Year Ended December 31,
	2014	2013	2012	2011
Production:
Oil (mbo)	6,557.2	2,908.6	417.9	145.9
Natural gas liquids (mbbl)	4,644.2	455.0	0.7	0.5
Natural gas (mmcf)	28,754.9	3,048.5	301.2	164.1
Net production volumes:
Total oil equivalent (mboe)	15,994.0	3,871.6	468.8	173.7
Average daily production (boe/d)	43,819.0	10,607.1	1,280.8	475.9
Average Sales Price: (2)
Oil ($ per bo)	$95.93	$99.82	$101.40	$95.31
Natural gas liquids ($ per bbl)	$30.74	$28.60	$23.26	$47.62
Natural gas ($ per mcf)	$3.82	$3.64	$2.54	$3.59
Oil equivalent ($ per boe)	$55.13	$81.21	$92.07	$83.57
Average unit costs per boe:
Oil and natural gas production expenses	$10.92	$9.21	$7.26	$9.37
Production and ad valorem taxes	$2.52	$4.47	$4.53	$4.78
General and administrative(3)	$2.19	$7.80	$24.95	$30.91
Depreciation, depletion, amortization and accretion	$23.82	$34.82	$33.96	$24.47

(1)   Pro Forma only for the Cotulla, Wycross and Catarina acquisitions.

(2)         Excludes the impact of derivative instruments.

(3)         For the years ended December 31, 2013 and December 31, 2012, general and administrative excludes non-cash stock-based compensation expense of approximately $17,751 ($4.58 per boe) and $25,542 ($54.49 per boe), respectively. We did not have any stock-based compensation expense for the year ended December 31, 2011.